Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ModusLink Global Solutions, Inc.:

We consent to the incorporation by reference in the registration statements No. 333-197264 on Form S-3 and No. 333-93189, No. 333-52636, No. 333-75598, No. 333-84648, No. 333-90608, No. 333-121235, No. 333-131670, No. 333-164437 and No. 333-171285 on Form S-8 of ModusLink Global Solutions, Inc., formerly CMGI, Inc., of our report dated October 15, 2013, with respect to the consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows of ModusLink Global Solutions, Inc. and subsidiaries for the year ended July 31, 2013, which report appears in the July 31, 2015 annual report on Form 10-K of ModusLink Global Solutions, Inc.

/s/ KPMG LLP

Boston, Massachusetts

October 14, 2015